UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
DOMINION ENERGY MIDSTREAM PARTNERS, LP
 (Name of Issuer)
Common Units Representing Limited Partner Interests
 (Title of Class of Securities)
257454108
 (CUSIP Number)
January 28, 2019
 (Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following pages
Page 1 of 18 Pages
Exhibit Index: Page 16

CUSIP No. 257454108	SCHEDULE 13G	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK COMMONWEALTH HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 257454108	SCHEDULE 13G	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK COMMONWEALTH UPPER HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK INFRASTRUCTURE FUND II (AIV) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK ASSOCIATES II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK GP HOLDINGS II LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK GP INVESTORS II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS
STONEPEAK GP INVESTORS MANAGER LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS
MICHAEL DORRELL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

CUSIP No. 257454108	SCHEDULE 13G	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS
TRENT VICHIE

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

SCHEDULE 13G	Page 11 of 18 Pages

Item 1(a).               Name of Issuer:
Dominion Energy Midstream Partners, LP (the “Issuer”)

Item 1(b).               Address of Issuer’s Principal Executive Offices:

120 Tredegar Street, Richmond, Virginia 23219

Item 2(a).               Name of Person Filing

This Statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

i)         Stonepeak Commonwealth Holdings LLC;
ii)        Stonepeak Commonwealth Upper Holdings LLC;
iii)       Stonepeak Infrastructure Fund II (AIV) LP;
iv)       Stonepeak Associates II LLC;
v)        Stonepeak GP Holdings II LP;
vi)       Stonepeak GP Investors II LLC;
vii)      Stonepeak GP Investors Manager LLC;
viii)     Michael Dorrell (“Mr. Dorrell”); and
ix)        Trent Vichie (“Mr. Vichie”).

This Statement relates to Common Units (as defined herein), including Common Units obtainable upon conversion of Series A Convertible Preferred Units representing limited partner interests in the Issuer (the “Preferred Units”), held for the account of Stonepeak Commonwealth Holdings LLC.  Stonepeak Commonwealth Upper Holdings LLC is the managing member of Stonepeak Commonwealth Holdings LLC.  Stonepeak Infrastructure Fund II (AIV) LP is the managing member of Stonepeak Commonwealth Upper Holdings LLC.  Stonepeak Associates II LLC is the general partner of Stonepeak Infrastructure Fund II (AIV) LP.  Stonepeak GP Holdings II LP is the sole member of Stonepeak Associates II LLC.  Stonepeak GP Investors II LLC is the general partner of Stonepeak GP Holdings II LP.  Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors II LLC.  Each of Mr. Dorrell and Mr. Vichie serve as a managing member of Stonepeak GP Investors Manager LLC.  Accordingly, each of Stonepeak Commonwealth Upper Holdings LLC, Stonepeak Infrastructure Fund II (AIV) LP, Stonepeak Associates II LLC, Stonepeak GP Holdings II LP, Stonepeak GP Investors II LLC, Stonepeak GP Investors Manager LLC, Mr. Dorrell, and Mr. Richie may be deemed to indirectly beneficially own the Shares reported herein.

Item 2(b).               Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is 717 Fifth Avenue, 25th Floor, New York, New York 10022.

Item 2(c).               Citizenship:

Each of Stonepeak Commonwealth Holdings LLC, Stonepeak Commonwealth Upper Holdings LLC, Stonepeak Associates II LLC, Stonepeak GP Investors II LLC, and Stonepeak GP Investors Manager LLC is a Delaware limited liability company.  Each of Stonepeak Infrastructure Fund II (AIV) LP and Stonepeak GP Holdings II LP is a Delaware limited partnership.  Mr. Dorrell and Mr. Vichie are both citizens of the United States of America.

SCHEDULE 13G	Page 12 of 18 Pages

Item 2(d).               Title of Class of Securities:

Common Units representing limited partner interests (the “Common Units”)
Item 2(e).               CUSIP Number:
257454108

Item 3.                    If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c),
                            Check Whether the Person Filing is a:

This Item 3 is not applicable.

Item 4.                    Ownership:
Item 4(a)                Amount Beneficially Owned:

As of January 28, 2019, each of the Reporting Persons may be deemed the beneficial owner of 0 Common Units.

Item 4(b)                Percent of Class:

As of January 28, 2019, each of the Reporting Persons may be deemed the beneficial owner of 0.0% of Shares outstanding.

Item 4(c)                Number of Shares as to which such person has:
Each Reporting Person:
(i) Sole power to vote or direct the vote:	0
(ii) Shared power to vote or direct the vote:	0
(iii) Sole power to dispose or direct the disposition of:	0
(iv) Shared power to dispose or direct the disposition of:	0
Item 5.                    Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.                    Ownership of More than Five Percent on Behalf of Another Person:

This Item 6 is not applicable.

SCHEDULE 13G	Page 13 of 18 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

See disclosure in Item 2 hereof.

Item 8.                    Identification and Classification of Members of the Group:

This Item 8 is not applicable.

Item 9.                    Notice of Dissolution of Group:

This Item 9 is not applicable.

Item 10.                 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 14 of 18 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STONEPEAK COMMONWEALTH HOLDINGS LLC

By: STONEPEAK COMMONWEALTH UPPER HOLDINGS LLC, its managing member
By: STONEPEAK INFRASTRUCTURE FUND II (AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK COMMONWEALTH UPPER HOLDINGS LLC

By: STONEPEAK INFRASTRUCTURE FUND II (AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK INFRASTRUCTURE FUND II (AIV) LP

By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK ASSOCIATES II LLC

By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

Page 15 of 18 Pages

STONEPEAK GP HOLDINGS II LP

By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS II LLC

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS MANAGER LLC

By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

By:	/s/ Michael Dorrell
Name:	Michael Dorrell

By:	/s/ Trent Vichie
Name:	Trent Vichie

January 30, 2019

Page 16 of 18 Pages

EXHIBIT INDEX

Ex.	Page No.

A	Joint Filing Agreement	17-18

Page 17 of 18 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Units representing limited partner interests of Dominion Energy Midstream Partners, LP, dated as of January 30, 2019 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

STONEPEAK COMMONWEALTH HOLDINGS LLC

By: STONEPEAK COMMONWEALTH UPPER HOLDINGS LLC, its managing member
By: STONEPEAK INFRASTRUCTURE FUND II (AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK COMMONWEALTH UPPER HOLDINGS LLC

By: STONEPEAK INFRASTRUCTURE FUND II (AIV) LP, its managing member
By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK INFRASTRUCTURE FUND II (AIV) LP

By:	STONEPEAK ASSOCIATES II LLC, its general partner
By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

Page 18 of 18 Pages

STONEPEAK ASSOCIATES II LLC

By:	STONEPEAK GP HOLDINGS II LP, its sole member
By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP HOLDINGS II LP

By:	STONEPEAK GP INVESTORS II LLC, its general partner
By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS II LLC

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

STONEPEAK GP INVESTORS MANAGER LLC

By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Managing Member

By:	/s/ Michael Dorrell
Name:	Michael Dorrell

By:	/s/ Trent Vichie
Name:	Trent Vichie

January 30, 2019